Exhibit 99.1

Vertex Energy Contact Chris Carlson, CFO
281-486-4182
Vertex Energy, Inc.
Investor Relations Contact
Marlon Nurse, DM
Senior VP – Investor Relations
212-564-4700

VERTEX ENERGY, INC. BEGINS DUE DILIGENCE PROCESS IN CONNECTION WITH HEARTLAND GROUP OPERATIONS IN ANTICIPATION OF POTENTIAL ACQUISITION AND ENTERS INTO CONSULTING AGREEMENT WITH HEARTLAND

Strategic Acquisition Will Further Enhance Regional Strategy

Cash-Stock Deal Valued at Approximately $16.5 Million

Houston, TX, July 30, 2014 -- Vertex Energy, Inc. (NASDAQ: VTNR), an environmental services company that recycles industrial waste streams and off-specification commercial chemical products, announced today that it has begun due diligence of Heartland Group Holdings LLC under the terms of a letter of intent which contemplates Vertex acquiring substantially all of the assets of Heartland Group Holdings LLC for cash and stock of approximately $16.5 million. Vertex plans to use cash on hand to complete the acquisition and will not need to raise additional capital.

Along with the Letter of Intent, Vertex also entered into a consulting agreement with Heartland to provide consulting services, which include advice and guidance related to Heartland Petroleum’s collection operations, Heartland’s Re-refinery, the installation of new equipment there, and the implementation of operational changes at the re-refinery. The objective is to eventually facilitate the integration of all of Heartland's operations into Vertex’s platform, allowing for a smooth transition upon the closing of the transaction. Vertex has agreed to cover expenses throughout implementation of these changes and to reimburse Heartland for any operating losses recognized after July 16, 2014, subject to a cap of $500,000 if Vertex decides not to move forward with the closing, and which losses are reimbursable to Vertex if Heartland breaches the terms of the LOI.

The acquisition remains subject to due diligence, the negotiation of definitive purchase agreements, satisfaction of closing conditions, and receipt of required consents and approvals.  The parties plan to enter into definitive purchase agreements by the end of September 2014, and tentatively plan to close the acquisition, subject to the negotiated conditions of closing being met by the end of October 2014.

Benjamin P. Cowart, Chairman and CEO, of Vertex, stated, "We are fully committed to acquiring substantially all of the assets of Heartland, subject to satisfactory due diligence and the required closing conditions of the transaction. This consultancy agreement will help ensure that we have minimal challenges in both completing the closing and integrating Heartland’s operations into our business. This proposed acquisition will build on our acquisition of Omega Holdings’ re-refining assets and technical expertise. The Omega deal has transformed our financial statements, for the better, and we anticipate the Heartland acquisition will further build shareholder value.”

Mr. Cowart added, "The acquisition of Heartland Group epitomizes our regional strategy, which highlights implementing the right technology for the right market. Our commitment is to build a strong collection footprint and, with the right technology, produce the optimal product for each regional market. In the region Heartland operates in, refining to base oil is the correct strategy. Heartland has fifty years of collection legacy and the acquisition will provide us with a platform to expand and grow our regional strategy. The pending acquisition of Heartland will allow us to further enhance our flexibility in the marketplace, and will allow us to expand our national footprint, when operated together with our current facilities in the Gulf region and the West Coast, and provide diverse finished product offerings throughout the United States. ”

Robert N. Schlott, Chairman of Heartland, said, “We are excited to work with Vertex to help bring this acquisition to a successful closing. It has always been Heartland's mission to provide the very best recycling alternatives for used motor oil and in recent years, it has further been our goal to provide the highest quality re-refined Group II base oil available. Vertex brings an industry perspective and technological expertise that is a strong fit with Heartland's core used oil collection and re-refining businesses."

About Heartland Group Holdings, LLC

Heartland is a used oil collection and rerefining company primarily held by Warren Distribution with its primary operations in Columbus, OH. The Heartland Group consists of Heartland Petroleum which operates 21 trucks and five service locations covering used oil collections and related services in OH, KY, WV and PA.   The company owns a state of the art used oil re-refinery located in Columbus, OH where it processes approximately 16 million gallons annually of used oil into Group II Base oil. Heartland currently employs 86 people within its operations.

About Vertex Energy, Inc.

Vertex Energy, Inc. (NASDAQ: VTNR) is a leading environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Its primary focus is recycling used motor oil and other petroleum by-product streams. Vertex purchases these streams from an established network of local and regional collectors and generators. Vertex also manages the transport, storage and delivery of the aggregated feedstock and product streams to end users, and manages the re-refining of a portion of its aggregated petroleum streams in order to sell them as higher-value end products. Vertex sells its aggregated petroleum streams as feedstock to other re-refineries and fuel blenders or as replacement fuel for use in industrial burners. The re-refining of used motor oil that Vertex manages takes place at its facility, which uses a proprietary Thermal Chemical Extraction Process (“TCEP”) technology. Based in Houston, Texas, Vertex also has offices in Georgia and California. More information on Vertex can be found at www.vertexenergy.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the completion of satisfactory due diligence by Vertex, the entry by Vertex and Heartland into definitive purchase agreements, the closing of the acquisition, Vertex’s ability to raise funding to complete the acquisition, and Vertex’s ability to integrate any acquired businesses, assets, employees and operations into its operations. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to Vertex’s business and other matters described above. More detailed information about those factors is set forth in Vertex’s filings with the Securities and Exchange Commission, including Vertex’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Vertex is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.